EXHIBIT 12
                                                                    ----------


                           DOW CORNING CORPORATION
                           -----------------------
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             -------------------------------------------------
                         (in millions of dollars)


                                                            Nine months ended
                                                              September 30,
                                                            -----------------
                                                             1994       1993
                                                            ------     ------

Earnings:

  Income from continuing operations before income
      taxes and minority interest                           $200.2     $164.8


    Less:
      Equity in earnings (losses) of less than 50%-owned
        companies in excess of distributed income             (0.6)      (0.4)

    Add:
      Fixed charges                                           73.2       45.8
      Amortization of capitalized interest                     7.1        7.1
                                                            ------     ------

    Deduct:
      Interest capitalized during the period                   7.1        8.4


Earnings for computation purposes                           $274.0     $209.7
                                                            ======     ======


Fixed charges:

    Interest on indebtedness, expensed or capitalized<F1>   $ 61.5     $ 33.8
    Portion of rents representative of the interest factor    11.1       11.6
    Amortization of debt expense                               0.6        0.4
                                                            ------     ------


Fixed charges for computation purposes                      $ 73.2     $ 45.8
                                                            ======     ======


Ratio of earnings to fixed charges                             3.7        4.6
                                                            ======     ======

[FN]
<F1>  For the nine months ended September 30, 1994, interest on indebtedness, expensed or capitalized includes $21.2 in imputed interest recognized on the net discounted implant liability (as further discussed in Note 6 of Notes to Consolidated Financial Statements).
[/FN]